UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2008

LaPolla Industries, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-31354	13-3545304
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Intercontinental Business Park
15402 Vantage Parkway East, Suite 322, Houston, Texas  77032
(Address of Principal Executive Offices and Zip Code)

(281) 219-4700
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LAPOLLA INDUSTRIES, INC.
FORM 8-K
MAY 5, 2008

(i)

Index

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Material Compensatory Plan for Principal Executive Officer

On May 5, 2008, the Company entered into a new Executive Employment Agreement (“Executive Agreement”) and Stock Option Agreement (“Option Agreement”) with its CEO and President, Douglas J. Kramer, both of which are summarized below. The full text of each respective agreement is attached as an exhibit, and the following summaries are qualified in their entirety by reference to each such exhibit.

(i)      Executive Employment Agreement.  This Executive Agreement commenced on May 5, 2008 and ends December 31, 2010 (“Term”). Mr. Kramer’s base salary is $350,000 per year.  He is entitled, upon consummation of a change in control, to a transaction bonus of 6% of the transaction value. If Mr. Kramer is terminated by the Company without cause or Mr. Kramer terminates his employment with good reason during the Term, he is entitled to: (a) severance equal to the lesser of 24 months base salary or base salary for the remainder of the Term, (b) the product of the value of any equity based awards which he can show he reasonably would have received had he remained employed by the Company through the end of that calendar year, or 4 months after the termination date, whichever is greater, multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the date of termination occurs through the termination date and the denominator is 365, but only to the extent not previously vested, exercised and/or paid, and (c) 12 months of continuous health and dental benefits. If Mr. Kramer is terminated following a change in control, he is entitled to: (a) his base salary for the remainder of the Term, and (b) any outstanding awards, including stock options, which have not vested will become fully vested and exercisable at the time of such termination. The Executive Agreement also includes nonsolicitation, noncompetition, and ownership of developments and other rights provisions. This Executive Agreement supersedes the previously entered into Executive Employment Agreement entered into between the Company and Mr. Kramer effective as of July 25, 2005 and ending on January 31, 2009.

(ii)     Stock Option Agreement.  This Option Agreement commenced on May 5, 2008 (“Grant Date”) and ends December 31, 2013. Mr. Kramer was granted an additional 2,000,000 stock options under the Company’s Equity Incentive Plan, as amended (“Plan”), for the purchase of common stock, at an exercise price of $.74 per share (equal to 100% of closing price of Company’s common stock as traded on the NASDAQ OTCBB on Grant Date) which vests in 250,000 option increments, with the first increment vesting on the earlier of June 30, 2008, provided the Company has net pre-tax income for the fiscal quarter ending on that date, or the last day of the Company’s first fiscal quarter ending after June 30, 2008 for which the Company has a quarterly profit, and each of the remaining increments on the last day of each the next seven fiscal quarters for which the Company has a quarterly profit, subject in all cases to continued satisfactory employment through the last day of each such fiscal quarter. The options, upon and from the date of, vesting are exercisable on a cumulative basis of 8 1/3 % at the end of 12 months, 16 2/3 % at the end of 24 months, 25 % at the end of the 36 months, and 100 % at the end of the 48 months. Additionally, this Option Agreement amended existing options previously granted to Mr. Kramer under that certain Option Agreement dated July 12, 2005, which was amended July 28, 2005 (“Prior Agreement”) and ends July 11, 2011. Under the Prior Agreement, Mr. Kramer was granted 2,000,000 options, which vest after meeting certain Sales Goal Thresholds and Gross Profit Margins, and, when vested, become exercisable pursuant to a formula (“Existing Option”). At the time of entering into the Option Agreement, there were 1,520,000 options remaining unvested under the Existing Option, all of which automatically vested on May 5, 2008. The Existing Option, now and from the date of, vesting is exercisable on a cumulative basis of 8 1/3 % at the end of 12 months, 16 2/3 % at the end of 24 months, 25 % at the end of the 36 months, and 100 % at the end of the 48 months.  The Existing Option’s ending date was extended to December 31, 2012. If Mr. Kramer voluntarily terminates his employment without good reason or is discharged for cause, any unexercised options granted will terminate, whether vested or unvested. In the event of a change in control, the acquiror may, without the consent of the Executive, either assume the Company’s rights and obligations under outstanding options or substitute for outstanding options substantially equivalent options for the acquiror’s stock. In the event of such assumption or substitution, the Company will provide that any then unexercised and/or unvested portions of outstanding options will be immediately exercisable and vested in full, effective as of the consummation of the change in control. In the event the acquiror elects not to assume or substitute for outstanding options in connection with a change in control, the Company will provide that any unexercised and/or unvested portions of outstanding options will be immediately exercisable and vested in full as of the date 30 days prior to the date of change in control.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

See Index of Exhibits.

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Index

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 7, 2008	LAPOLLA INDUSTRIES, INC.

By: /s/ Michael T. Adams, EVP
Michael T. Adams
Executive Vice President

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Index

INDEX OF EXHIBITS

Exhibit Number	Description

10.1	Executive Employment Agreement dated May 5, 2008 between the Company and Douglas J. Kramer.
10.2	Option Agreement dated May 5, 2008 between the Company and Douglas J. Kramer.

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